Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
As independent registered public accountants, we consent to the incorporation by reference of our report dated June 27, 2007 relating to the financial statements and supplemental schedule of The Rockland Trust Company Employee Savings, Profit Sharing and Stock Ownership Plan, as of, and for the year ended December 31, 2006 included in this Form 11-K, into the Company’s previously filed Registration Statement on Form S-8 (No. 333-31107) of Independent Bank Corp.
/s/ Vitale, Caturano & Company, Ltd.
Boston Massachusetts
June 27, 2007